CERTIFICATE

The undersigned, Assistant Secretary of the Cantor Fitzgerald Variable Insurance Trust, hereby certifies that the following resolution was duly adopted by a majority of the Board of Trustees at a meeting held on March 13, 2026, and is in full force and effect:

WHEREAS, the Trust, a trust organized under the laws of the State of Delaware, has filed with the Securities Exchange Commission (the “SEC”) under the provisions of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, a registration statement (the “Registration Statement”), with respect to the issuance and sale of the shares of the Trust.

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Trustees of the Trust hereby constitute and appoint each of Terrence Davis and/or Tanya Boyle and/or Adam Brajer and/or Ari Buchen, as attorney for the Trust and in its name, place and stead, to execute and file any amendments to the Trust’s Registration Statement and to execute and file any necessary filings with the regulatory agencies, including the SEC, as required, granting to said attorneys full power and authority to do and perform every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as they might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney may or shall lawfully do or cause to be done by virtue hereof.

Dated: March 13, 2026

Cantor Fitzgerald Variable Insurance Trust

/s/Ari Buchen

Ari Buchen Assistant Secretary